Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company (the “Registration Statement”) of our reports dated March 13, 2010, except for Note 28, condensed consolidating financial information, which is as of August 4, 2010, relating to the consolidated financial statements of MagnaChip Semiconductor LLC and subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
August 12, 2010